Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
FR Borco Topco, L.P.:
We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 033-52761, No. 333-127361 and No. 333-159417) and in the registration statements on Forms S-3 (No. 333-155522, No., No. 333-170569, No. 333-172022, No. 333-172023, No. 333-172581) of Buckeye Partners, L.P. of our report dated April 1, 2011, with respect to the consolidated balance sheets of FR Borco Topco, L.P. as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and partners’ equity for the years then ended, which report appears in the Form 8-K/A of Buckeye Partners, L.P. dated April 1, 2011.
/s/ KPMG Accountants N.V.
Rotterdam, the Netherlands
April 1, 2011